Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2014 FOURTH QUARTER

AND RECORD FULL YEAR RESULTS

•	Fourth quarter diluted EPS of $0.54 was 17% higher than prior year of $0.46.
•	Fourth quarter sales of $471.8 million were 10.5% higher than last year (12.5% in constant currency) with growth across all markets.
•	Full year sales of $1,855.5 million were 10.6% higher than 2013 (10.5% in constant currency) with $311.8 million of adjusted operating income, or 16.8% of sales (as compared to 16.1% in 2013).
•	Full year adjusted diluted EPS of $2.16 was 17% higher than prior year of $1.85.

See Table C for reconciliation of GAAP and Non-GAAP operating income and net income

	Quarter Ended December 31,			Year Ended December 31,
(In millions, except per share data)	2014	2013	% Change	2014	2013	% Change
Net Sales	$471.8	$426.8	10.5%	$1,855.5	$1,678.2	10.6%
Net sales change in constant currency			12.5%			10.5%
Operating Income	77.1	67.0	15.1%	305.8	270.9	12.9%
Net Income	52.9	47.1	12.3%	209.4	187.9	11.4%
Diluted net income per common share	$0.54	$0.46	17.4%	$2.12	$1.84	15.2%
Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$77.1	$67.0	15.1%	$311.8	$270.9	15.1%
As a % of sales	16.3%	15.7%		16.8%	16.1%
Adjusted Net Income (Table C)	52.9	47.1	12.3%	213.6	188.5	13.3%
Adjusted diluted net income per share	$0.54	$0.46	17.4%	$2.16	$1.85	16.8%

STAMFORD, CT. January 22, 2015 – Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter of 2014. Net sales during the quarter were $471.8 million, 10.5% higher than the $426.8 million reported for the fourth quarter of 2013. Operating income for the period was $77.1 million, compared to $67.0 million last year. Net income for the fourth quarter of 2014 was $52.9 million, or $0.54 per diluted share, compared to $47.1 million or $0.46 per diluted share in 2013.

Chief Executive Officer Comments

Nick Stanage commented, “Hexcel delivered another strong quarter to end the year with record sales, operating income and margin, and net income. We achieved record sales in the fourth quarter as a result of solid performance across all of our markets. For the quarter, our diluted EPS of $0.54 was 17% higher than last year, on a 12.5% increase in constant currency sales. For the year, sales increased 10.5% in constant currency, with our adjusted operating income up 15% and our adjusted EPS 17% higher. We are particularly pleased that for the year we met our target adjusted operating income leverage of 23% and generated free cash flow of nearly $58 million.”

Looking ahead, Mr. Stanage said, “As outlined in our 2015 guidance and 2020 vision released last week, the company’s focus in 2015 will be driving manufacturing throughput, capacity expansion and superior execution to prepare for the substantial production ramp up that begins this year and accelerates significantly in 2016 and 2017.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $307.4 million increased 8.4% (9.7% in constant currency) for the quarter as compared to the fourth quarter of 2013. Revenues attributed to new aircraft programs (B787, A350, A320neo and B737 MAX) increased more than 25% over the same period last year with the A350 shipments leading the growth. Sales for Airbus and Boeing legacy aircraft rose modestly compared to the fourth quarter of 2013. For the full year 2014, new program sales increased more than 35%, and Airbus and Boeing legacy aircraft increased 3%.

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, maintained approximately the same run rate as the first three quarters of 2014 and were slightly higher compared to the fourth quarter of 2013. For the year, these sales were up over 10% as compared to 2013, led by business jet sales.

Space & Defense

•

Fourth quarter Space & Defense sales of $99.6 million were 12.2% higher (14.2% in constant currency) than the fourth quarter of 2013, primarily from growth in the rotorcraft sector and a modest shift in customer orders from the third to the fourth quarter. The strong fourth quarter brought sales for the second half of the year to about the same level as the first half, and for the year to the same level as 2013. Hexcel participates in a wide range of programs, in the US, Europe and Asia, including rotorcraft, transport, fixed wing and satellite programs, with rotorcraft accounting for just under 60% of Space & Defense sales.

Industrial

•

Total Industrial sales of $64.8 million for the fourth quarter of 2014 were 19.1% higher (24.9% in constant currency) than the fourth quarter of 2013. Wind energy sales were up about 30% in constant currency as compared to the comparable period in 2013. The rest of the Industrial sales were up more than 15% as compared to the fourth quarter of 2013. For the year, Industrial sales were up 21.1% in constant currency, including the wind submarket which increased more than 25% from 2013.  All Industrial markets rebounded well in 2014 after a weak 2013.

Operations

•

Sales growth and continued improvement in operating performance resulted in gross margin of 27.2% as compared to 26.5% in the fourth quarter of 2013. For the year, gross margin was 27.4% as compared to 27.1% in 2013. Selling, General and Administrative expenses for the year were $149.1 million or 5.4% higher than 2013, reflecting added infrastructure to support growth. For the year, Research and Technology expenses were $47.9 million as compared to $41.7 million in 2013. The higher spending reflects the increased efforts on new product and process developments supporting our growth and productivity initiatives.

•

Adjusted operating income for the fourth quarter was $77.1 million or 16.3% of sales as compared to $67.0 million or 15.7% of sales in the fourth quarter of 2013. Adjusted operating income for 2014 was $311.8 million or 16.8% of sales as compared to $270.9 million or 16.1% of sales in 2013. There was nominal impact from exchange rates on our operating income margin percentage as compared to 2013. For the full year, 2014 adjusted operating income leverage was 23% on the incremental sales driven by continued improvement in operating performance offsetting a $11.9 million increase in depreciation expense.

Tax

•

The tax provision was $22.4 million for the fourth quarter of 2014 resulting in an effective tax rate of 29.9%. The quarter benefitted from the extension in December of the U.S. Research & Development tax credits for 2014. Excluding this benefit, our tax rate would have been 30.9%. Last year’s fourth quarter tax provision was $18.8 million, an effective tax rate of 28.7%, which benefitted primarily from the release of reserves for uncertain tax positions. For the full year 2014, the Company’s effective tax rate was 30.0% compared to 28.9% in 2013. Excluding the impact of discrete items, adjusted effective tax rates for 2014 and 2013 would have been 30.6% and 30.7%, respectively.

Cash and other

•

In 2014, Hexcel generated $58 million of free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) versus $78 million in 2013, primarily reflecting higher capital expenditures (cash used for capital expenditures was $260 million in 2014 as compared to $195 million in 2013), partially offset by higher earnings.

•

During the year, the Company used $160 million to repurchase shares of its common stock. There is $100 million remaining under the authorized share repurchase program. Total debt, net of cash as of December 31, 2014 was $345.4 million, an increase of $115.9 million from December 31, 2013.

•

As announced on January 12, 2015, the Board of Directors declared a $0.10 quarterly dividend.  This is the first dividend paid by the Company since 1992. The dividend will be payable to stockholders of record as of February 3, 2015, with a payment date of February 17, 2015.

2015 Outlook

•	Sales of $1.9-$2.0 billion
•	Adjusted diluted earnings per share of $2.26 to $2.38
•	Free cash flow of $10-$60 million, with the typical use of cash in the first quarter
•	Accrual basis capital expenditures of $260-$290 million

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, January 23, 2015 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 457-2628 and the confirmation code is 8530201.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2015 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2014	2013	2014	2013
Net sales	$471.8	$426.8	$1,855.5	$1,678.2
Cost of sales	343.3	313.7	1,346.7	1,224.2

Gross margin	128.5	113.1	508.8	454.0
% Gross margin	27.2%	26.5%	27.4%	27.1%

Selling, general and administrative expenses	38.1	35.7	149.1	141.4
Research and technology expenses	13.3	10.4	47.9	41.7
Other operating expense (a)	—	—	6.0	—

Operating income	77.1	67.0	305.8	270.9

Interest expense, net	2.1	1.6	8.0	7.3
Non-operating expense (b)	—	—	0.5	1.0

Income before income taxes and equity in earnings from affiliated companies	75.0	65.4	297.3	262.6
Provision for income taxes	22.4	18.8	89.3	76.0

Income before equity in earnings from affiliated companies	52.6	46.6	208.0	186.6
Equity in earnings from affiliated companies	0.3	0.5	1.4	1.3

Net income	$52.9	$47.1	$209.4	$187.9

Basic net income per common share:	$0.55	$0.47	$2.16	$1.88

Diluted net income per common share:	$0.54	$0.46	$2.12	$1.84

Weighted-average common shares:

Basic	95.6	99.7	96.8	100.0
Diluted	97.5	101.9	98.7	102.1
(a)	Other operating expense for the year ended December 31, 2014 reflects an increase in environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.
(b)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in September 2014 and June 2013.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$70.9	$65.5
Accounts receivable, net	233.5	232.4
Inventories	290.1	265.3
Prepaid expenses and other current assets	87.2	93.2
Total current assets	681.7	656.4

Property, plant and equipment	1,868.7	1,661.2
Less accumulated depreciation	(630.5)	(593.8)
Property, plant and equipment, net	1,238.2	1,067.4

Goodwill and other intangible assets, net	59.8	61.0
Investments in affiliated companies	34.2	23.3
Other assets	22.5	28.0
Total assets	$2,036.4	$1,836.1

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$1.3	$3.0
Accounts payable	175.0	135.9
Accrued liabilities	134.3	129.8
Total current liabilities	310.6	268.7

Long-term debt	415.0	292.0
Other non-current liabilities	160.9	115.0
Total liabilities	886.5	675.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 104.8 shares issued at December 31, 2014 and 104.0 shares issued at December 31, 2013	1.0	1.0
Additional paid-in capital	678.5	642.3
Retained earnings	845.5	636.1
Accumulated other comprehensive (loss) income	(69.7)	10.7
	1,455.3	1,290.1
Less – Treasury stock, at cost, 9.3 and 5.1 shares at December 31, 2014 and December 31, 2013, respectively.	(305.4)	(129.7)
Total stockholders' equity	1,149.9	1,160.4
Total liabilities and stockholders' equity	$2,036.4	$1,836.1

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended December 31,
(In millions)	2014	2013

Cash flows from operating activities
Net income	$209.4	$187.9

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	71.2	59.3
Amortization of deferred financing costs	1.6	2.1
Deferred income taxes	39.7	16.4
Equity in earnings from affiliated companies	(1.4)	(1.3)
Stock-based compensation expense	17.2	18.9
Excess tax benefits on stock-based compensation	(5.8)	(5.3)

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(15.4)	6.4
(Increase) in inventories	(38.8)	(28.4)
(Increase) in prepaid expenses and other current assets	4.1	(3.3)
Increase in accounts payable/accrued liabilities	40.1	19.2
Other – net	(3.9)	1.0
Net cash provided by operating activities (a)	318.0	272.9

Cash flows from investing activities
Capital expenditures (b)	(260.1)	(194.9)
Investments in affiliated companies	(10.3)	—
Net cash used in investing activities	(270.4)	(194.9)

Cash flows from financing activities
Borrowings from senior unsecured credit facility	481.0	—
Borrowings from previous senior secured credit facility	189.0	309.0
Repayment of previous senior secured credit facility	(481.0)	(182.0)
Repayment of senior unsecured credit facility	(66.0)	—
Repayments of other debt, net	(1.7)	(3.8)
Issuance costs related to senior credit facilities	(1.4)	(2.4)
Repayment of senior secured credit facility – term loan	—	(85.0)
Stock repurchases	(160.0)	(90.0)
Activity under stock plans	3.2	7.0
Net cash used in financing activities	(36.9)	(47.2)

Effect of exchange rate changes on cash and cash equivalents	(5.3)	2.1
Net increase in cash and cash equivalents	5.4	32.9
Cash and cash equivalents at beginning of period	65.5	32.6
Cash and cash equivalents at end of period	$70.9	$65.5

Supplemental Data:
Free cash flow (a)+(b)	$57.9	$78.0
Cash interest paid	8.1	7.6
Cash taxes paid	27.5	49.0
Accrual basis additions to property, plant and equipment	$270.2	$206.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2014 and 2013				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Commercial Aerospace	$307.4	$283.6	8.4	$(3.3)	$280.3	9.7
Space & Defense	99.6	88.8	12.2	(1.6)	87.2	14.2
Industrial	64.8	54.4	19.1	(2.5)	51.9	24.9
Consolidated Total	$471.8	$426.8	10.5	$(7.4)	$419.4	12.5
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.2	66.5			66.8
Space & Defense	21.1	20.8			20.8
Industrial	13.7	12.7			12.4
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2014 and 2013				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Commercial Aerospace	$1,215.3	$1,084.5	12.1	$0.1	$1,084.6	12.1
Space & Defense	375.8	375.9	—	0.6	376.5	(0.2)
Industrial	264.4	217.8	21.4	0.6	218.4	21.1
Consolidated Total	$1,855.5	$1,678.2	10.6	$1.3	$1,679.5	10.5
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.5	64.6			64.6
Space & Defense	20.3	22.4			22.4
Industrial	14.2	13.0			13.0
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2013 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2014 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2014
Net sales to external customers	$360.1	$111.7	$—	$471.8
Intersegment sales	13.6	0.8	(14.4)	—
Total sales	373.7	112.5	(14.4)	471.8
Operating income (loss) (b)	78.7	16.3	(17.9)	77.1
% Operating margin	21.1%	14.4%		16.3%

Depreciation and amortization	17.2	1.4	—	18.6
Stock-based compensation expense	1.1	0.2	1.9	3.2
Accrual based additions to capital expenditures	86.7	4.3	—	91.0

Fourth Quarter 2013
Net sales to external customers	$324.8	$102.0	$—	$426.8
Intersegment sales	16.2	0.6	(16.8)	—
Total sales	341.0	102.6	(16.8)	426.8
Operating income (loss)	68.5	15.5	(17.0)	67.0
% Operating margin	20.1%	15.1%		15.7%

Depreciation and amortization	15.4	1.2	—	16.6
Stock-based compensation expense	1.4	0.3	2.5	4.2
Accrual based additions to capital expenditures	81.4	3.2	—	84.6

Full Year 2014
Net sales to external customers	$1,420.9	$434.6	$—	$1,855.5
Intersegment sales	66.7	1.8	(68.5)	—
Total sales	1,487.6	436.4	(68.5)	1,855.5
Operating income (loss) (b)	308.8	67.0	(70.0)	305.8
% Operating margin	20.8%	15.3%		16.5%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	65.5	5.5	0.2	71.2
Stock-based compensation expense	5.4	1.1	10.7	17.2
Accrual based additions to capital expenditures	260.1	10.1	—	270.2

Full Year 2013
Net sales to external customers	$1,286.9	$391.3	$—	$1,678.2
Intersegment sales	68.0	1.8	(69.8)	—
Total sales	1,354.9	393.1	(69.8)	1,678.2
Operating income (loss)	276.3	58.9	(64.3)	270.9
% Operating margin	20.4%	15.0%		16.1%

Depreciation and amortization	54.4	4.7	0.2	59.3
Stock-based compensation expense	5.7	1.2	12.0	18.9
Accrual based additions to capital expenditures	194.6	11.9	—	206.5
(a)	We do not allocate corporate expenses to the operating segments.
(b)	Corporate and other for the year ended December 31, 2014 includes a $6 million charge to increase environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP (adjusted) Operating Income and Net Income				Table C
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
GAAP operating income	$77.1	$67.0	$305.8	$270.9
- Other operating expense (a)	—	—	6.0	—
Adjusted operating Income	$77.1	$67.0	$311.8	$270.9
% of Net Sales	16.3%	15.7%	16.8%	16.1%
- Stock-based compensation expense	3.2	4.2	17.2	18.9
- Depreciation and amortization	18.6	16.6	71.2	59.4
Adjusted EBITDA	$98.9	$87.8	$400.2	$349.2

	Unaudited
	Quarter Ended December 31,
	2014		2013
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$52.9	$0.54	$47.1	$0.46
Adjusted net income	$52.9	$0.54	$47.1	$0.46
	Unaudited
	Year Ended December 31,
	2014		2013
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$209.4	$2.12	$187.9	$1.84
- Other operating expense (net of tax) (a)	3.9	0.04	—	—
- Non-operating expense (net of tax) (b)	0.3	—	0.6	0.01
Adjusted net income	$213.6	$2.16	$188.5	$1.85
(a)

Other operating expense for the year ended December 31, 2014 reflects an increase in environmental reserves primarily for remediation of the site of a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs refinancing our credit facility in September 2014 and June 2013.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table D
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2014	2013	2014	2013

Basic net income per common share:
Net income	$52.9	$47.1	$209.4	$187.9
Weighted average common shares outstanding	95.6	99.7	96.8	100.0

Basic net income per common share	$0.55	$0.47	$2.16	$1.88

Diluted net income per common share:
Net income	$52.9	$47.1	$209.4	$187.9
Weighted average common shares outstanding – Basic	95.6	99.7	96.8	100.0

Plus incremental shares from assumed conversions:
Restricted stock units	0.7	0.8	0.7	0.7
Stock Options	1.2	1.4	1.2	1.4
Weighted average common shares outstanding–Dilutive	97.5	101.9	98.7	102.1

Diluted net income per common share	$0.54	$0.46	$2.12	$1.84

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table E
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2014	2014	2013
Short-term borrowings	$1.3	$2.8	$3.0
Long-term notes payable	415.0	430.0	292.0
Total Debt	416.3	432.8	295.0
Less: Cash and cash equivalents	(70.9)	(37.7)	(65.5)
Total debt, net of cash	$345.4	$395.1	$229.5